Press Release    Source: Eternal Technologies Group

Eternal Announces $4.55 Million in New Sheep Embryo Transfer Contracts Monday August 4, 10:04 am ET

HOUSTON--(BUSINESS WIRE)--Aug. 4, 2003--Eternal Technologies (OTCBB:ETLT -
News) is pleased to announce that it has signed two contracts for the sale of 6,000 sheep embryos, totaling US$4.55 million in revenues. The contracts are with Inner Mongolia Sairijihe Husbandry Co., Ltd. and Beijing Fengrun Fine Breeding Stock Co., Ltd.

The two contracts further fortify Eternal's previously forecasted sales of sheep embryos. The Company announced in July that its goal for 2003 was to reach $5.32 million in revenues for the sheep embryonic transfer division. These two new contracts already account for 85% of the forecasted revenues. Additionally, Eternal also stated a goal of 7,800 embryo transfers for 2003; these contracts account for 77% of the total projected transfers for all of 2003. China has the largest sheep population in the world and Eternal is the largest importer of sheep embryos into China.

About Eternal Technologies

Eternal is a major agricultural genetics and biopharmaceutical R&D firm operating in China with the support of the Chinese Government. Eternal's animal breeding and human medicines divisions have a strong asset base, cash position and net income. In 2002, Eternal had $12,640,964 in revenues, gross profit of $9,888,153, net profit of $6,812,484 and a cash position of $7 million.

In what the US Department of Commerce says is a $340 billion worldwide industry and Red Herring magazine (May 2002) says is a "potentially huge opportunity for biotech firms engaged in animal genomics research," Eternal is focused on feeding and curing the most populous country in the world.

Eternal has become one of China's leading institutions for pure breed cultivation, breed stock production, biopharmaceutical and biotech research.. The Company has secured a key market niche by providing superior breeding stock and commercializing gene engineering technologies, allowing China's citizens the ability to improve their living standards.

China is the world's largest agricultural market and some of the world's leading companies, such as Archer Daniels Midland Company (NYSE:ADM - News) and Monsanto Company (NYSE:MON - News) have aggressively pursued market entry. With the world's largest population, a double digit national growth rate and entry into the WTO, Eternal Technologies has a playing field set for tremendous opportunity. As the dominant player in its industry, cash in the bank and an untapped market, Eternal has the potential to become a major player in China's national growth.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur.. Revenues from the contracts cited in this release are contingent upon successful completion of the sheep embryo transplants.
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Contact:

     Eternal Technologies Group, Margate, Fla.
     Dan Gray, 954/974-3475
     EternalPRC.com